Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:21 PM 03/15/2006
FILED 06:08 PM 03/15/2006
SW 060252471 – 4126217 FILE

CERTIFICATE OF FORMATION

OF

EM SUBSIDIARY 2, LLC

A Limited Liability Company

FIRST: The name of the limited liability company is:

EM Subsidiary 2, LLC

SECOND: The address of the limited liability company’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THE UNDERSIGNED, being the individual forming the limited liability company, has executed, signed and acknowledged this Certificate of Formation this 15th day of March, 2006.

Name:	Ann Martin Criss
Title:	Authorized Person